Exhibit 99.1

FOR: GOLDEN STATE VINTNERS, INC.

Approved by:	Jeffrey O’Neill
President and CEO
Golden State Vintners, Inc.
(707) 254-4900
joneill@gsvwine.com

Contacts:	FD Morgen-Walke
Jim Byers, (Investors)
(415) 439-4504
FOR IMMEDIATE RELEASE	Christopher Katis (Media)
(415) 439-4518

GOLDEN STATE VINTNERS REPORTS THIRD QUARTER

FISCAL 2003 RESULTS

Napa, Calif. — May 16, 2003 — Golden State Vintners, Inc. (Nasdaq: VINT) today reported results for its fiscal third quarter and nine months ended March 31, 2003.

Revenue in the third quarter of fiscal 2003 totaled $16,621,000, up from $16,203,000 in the prior year’s third quarter.  Net loss for the third quarter was $6,343,000, or a loss of $0.67 per share, and includes a one-time charge of $8,000,000, or $0.52 per share, related to the write-off of a major portion of the Company’s Ready-to-Drink (RTD) bottling operations.  For comparative purposes, excluding the one-time charge, fiscal 2003 third quarter net loss was $1,452,000, or a loss of $0.15 per share, compared to a net loss of $165,000, or a loss of $0.02 per share, in the prior year’s third quarter.

Revenue for the nine months ended March 31, 2003 totaled $65,780,000, compared to $69,562,000 for the same period in fiscal 2002.  Net loss for the first nine months, including the one-time charge, was $2,241,000, or a loss of $0.24 per share.  For comparative purposes, excluding the one-time charge, net income for the first nine months of fiscal 2003 was $2,651,000, or $0.28 per share, up from net income of $2,538,000, or $0.26 per diluted share, for the first nine months of fiscal 2002.

Jeffrey O’Neill, Chief Executive Officer of Golden State Vintners, commented:  “We continue to make solid progress with initiatives to strengthen our competitive and financial position.  As of March 31, 2003, GSV’s working capital has improved by $7.4 million and our long term liabilities are down $11.7 million compared to the same period last year.  In addition, cash flow provided by operating activities has improved dramatically, increasing $13.2 million compared to the first nine months of fiscal 2002.  The previously announced sale of our St. Helena winery operation (which is still subject to satisfaction of certain contractual conditions) will result in a gain in the fourth quarter and allow further reduction of long term debt.

“As we mentioned in our last earnings release, we have been evaluating the viability of our RTD bottling unit and have since elected to write off a substantial portion of this underperforming operation, resulting in a one-time impairment charge of $8.0 million taken during the quarter.  We are also attempting to renegotiate an RTD bottling contract for more favorable terms.  Our Case Goods business unit will benefit in the fourth quarter from the success of our new extreme value varietals, Pacific Peak and Golden Gate.  We expect these initiatives to relieve the negative impact these operations have been having on our earnings.

“Our year-to-date financial results reflect marked improvement in our core wine and brandy outsourcing operations, where gross profit from operations increased 9% compared to the previous nine month period.  While we continue to face extremely challenging wine industry conditions, we are generating improved results and are better positioned to maximize our outsourcing capabilities in the coming fiscal year.”

The following table presents information derived from the Company’s unaudited financial statements for the three months and nine months ended March 31, 2003 and 2002.

About Golden State Vintners

Golden State Vintners is one of the largest suppliers in the United States of premium wines, wine processing, barrel fermentation and storage services, wine grapes and case goods to California’s major branded wineries and to a number of international wineries. The combination of GSV’s extensive vineyard holdings and six strategically located facilities has enabled the Company to become one of California’s lowest-cost producers of premium bulk wine. GSV also produces private label case goods for its clients and markets its own line of proprietary brands. GSV’s six facilities are located in Fresno, Reedley, Cutler, Monterey, St. Helena and American Canyon.  GSV is also a supplier of high-speed packaging solutions to major branded marketers of adult ready-to-drink beverages. Golden State Vintners is headquartered in Napa, Calif. and is a publicly held company.

Except for historical information set forth in this press release, the information set forth herein contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created thereby.  Due to a number of factors, including changing market conditions, product competition, the nature of product development, regulatory approval processes, and a variety of other factors, the achievement of forward-looking statements contained in this press release is subject to risks and uncertainties.  In that regard, the Company’s actual results could vary materially from such forward looking statements.  For further details and a discussion of these risks and uncertainties, see Golden State Vintner’s SEC filings, including its most recent Form 10-Q and Form 10-K.

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Golden State Vintners, Inc.
Condensed Consolidated Balance Sheets
($ in thousands)
(Unaudited)

	March 31,		June 30,
	2003	2002	2002
Assets:
Current assets	$41,648	$47,142	$45,178
Property, plant and equipment, net	57,743	97,152	69,936
Assets held for sale	11,039	—	16,216
Other assets	1,399	1,583	1,483
	$111,829	$145,877	$132,813

Liabilities and Stockholders’ Equity:
Current liabilities	$17,075	$29,992	$31,125
Long-term liabilities	36,562	48,245	41,255
Stockholders’ equity	58,192	67,640	60,433
	$111,829	$145,877	$132,813

Golden State Vintners, Inc.
Consolidated Statements of Operations
($ in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2003	2002	2003	2002
Revenues	$16,621	$16,203	$65,780	$69,562
Cost of sales	15,337	13,142	52,367	55,158
Gross profit	1,284	3,061	13,413	14,404

Loss on impairment of RTD assets	(8,000)	—	(8,000)	—

Gain on sale of vineyard assets	—	—	1,578	—

S, G & A	(2,869)	(2,372)	(8,012)	(7,797)

Income (loss) from operations	(9,585)	689	(1,021)	6,607

Interest expense	(662)	(944)	(2,878)	(2,728)

Income (loss) before income taxes	(10,247)	(255)	(3,899)	3,879

Income tax expense	3,904	90	1,658	(1,341)

Net income (loss)	$(6,343)	$(165)	$(2,241)	$2,538

Earnings (loss) per common share:
Basic	$(0.67)	$(0.02)	$(0.24)	$0.27
Diluted	$(0.67)	$(0.02)	$(0.24)	$0.26

Weighted average shares outstanding:
Basic	9,513	9,513	9,513	9,515
Diluted	9,513	9,513	9,513	9,711